Exhibit 10.1
COUSINS PROPERTIES INCORPORATED
EXECUTIVE SEVERANCE PLAN

Effective April 28, 2025

1.Establishment; Purpose.

(a) Establishment. Cousins Properties Incorporated, a Georgia corporation, hereby establishes this Cousins Properties Incorporated Executive Severance Plan (the “Plan”), effective April 28, 2025 (the “Effective Date”). The Plan shall apply to each Participant who incurs a Qualified Termination on or after the Effective Date.

(b) Purpose. The purposes of the Plan include (i) providing certain executives of the Company and/or any Affiliate who become Participants with severance pay benefits in the event of the termination of their employment (whether before or in connection with a Change in Control of the Company), (ii) better enabling the Company and its Affiliates to attract and retain highly qualified executives, and (iii) providing Participants with individual financial security in the event of a Change in Control of the Company so that such individuals are focused on pursuing transaction opportunities that are beneficial to shareholders. The Plan is not intended to constitute an “employee pension benefit plan” within the meaning of Section 3 of ERISA and the corresponding Department of Labor regulations and other guidance.

2.Definitions. For purposes of the Plan, the following terms have the meanings set forth below:
“Accrued Compensation” means the sum of the following: (a) any accrued but unpaid payments of the Participant’s Annual Base Salary through the Termination Date; (b) a payment in respect of all unpaid, but accrued and unused vacation or paid time off through the Termination Date, but only to the extent required by Company policy and/or applicable law; (c) any annual bonus earned but unpaid as of the Termination Date for any previously completed fiscal year (i.e., not the Termination Year); (d) reimbursement for any unreimbursed business expenses properly incurred by the Participant in accordance with Company policy through the Termination Date; and (e) such rights, if any, under any award granted to the Participant pursuant to the Incentive Plan and other compensation programs and employee benefits to which the Participant may be entitled upon termination of employment according to the documents governing such benefits.

“Administrator” means the Compensation Committee, which shall be responsible for the general administration and management of this Plan.

“Affiliate” means any entity that is affiliated with the Company through stock or equity ownership or otherwise.

“Annual Base Salary” means Participant’s annual base salary in effect on the day before Participant’s employment with the Company terminates.

“Average Bonus” shall mean (i) the sum of the annual bonuses that were paid by the Company to Participant with respect to the three (3) years immediately prior to the year in

Exhibit 10.1
which Participant’s employment with the Company terminates; divided by (ii) the number of annual bonuses Participant was eligible to receive during such period; provided, however, that if the Participant has not completed three annual bonus periods in such Participant’s then current position, Participant’s Average Bonus shall equal the Target Annual Bonus.

“Board” means the Board of Directors of the Company.
“Cause” means the occurrence of any of the following, as determined by the Compensation Committee in its reasonable discretion:

(a)any material act or material omission by Participant that constitutes intentional misconduct in connection with the Company’s or any Affiliate’s business or relating to Participant’s duties as reasonably assigned by Participant’s supervisor;
(b)Participant’s willful violation of law in connection with the Company’s or any Affiliate’s business or relating to Participant’s duties as reasonably assigned by Participant’s supervisor;
(c)an act of fraud or embezzlement by Participant with respect to the Company’s or any Affiliate’s assets or business or assets in the possession or control of the Company or any Affiliate;
(d)Participant’s conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to a felony;
(e)Participant’s willful and material failure to perform material duties of Participant (as reasonably assigned by Participant’s supervisor);
(f)a Participant’s material violation of any of the Company’s material, written policies, relating to sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement or conflicts of interest; or
(g)any material breach by Participant of a material agreement with the Company.

any of which continues without cure, if curable, reasonably satisfactory to the Board within ten (10) days following written notice from the Company or any Affiliate (except in the case of clauses (b) and (e) or for acts, omissions or breaches that in the good faith opinion of the Board are incurable). For purposes of this definition, no act, or failure to act, on Participant’s part shall be considered “willful” unless the Participant acted, or failed to act, in bad faith or without reasonable belief that Participant’s act or failure to act was in the best interest of the Company or any Affiliate. During the Change in Control Period, a Participant shall not be deemed to be terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by at least two-thirds of the independent members of the Board (or, if the Company is controlled by another corporation or entity, by the independent members of the board of directors of the ultimate parent of the Company) (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board (or the board of directors of the ultimate parent, if applicable), finding that, in the good faith opinion of the Board (or the board of directors of the ultimate parent, if applicable), the Participant is guilty of the conduct described in one or more of clauses (a) through (g) above and that such conduct has been materially injurious to the Company and specifying the particulars thereof in detail; and any such finding shall be subject to de novo review by a court of law.

Exhibit 10.1
“Change in Control Period” shall mean the two (2) year period which begins upon the date of a Change in Control; provided, however, a resignation by Participant shall be treated under this Plan as if made during Participant’s Change in Control Period if:

(a) Participant gives the Compensation Committee the statement described in the “Good Reason” definition prior to the end of the thirty (30) day period that immediately follows the end of the Change in Control Period and Participant thereafter resigns within the period described in such “Good Reason” definition; or

(b) Company provides the statement to Participant described in the “Good Reason” definition prior to the end of the thirty (30) day period that immediately follows the end of the Change in Control Period and Participant thereafter resigns within the period described the “Good Reason” definition.

“Change in Control” has the meaning set forth in the Incentive Plan.

“CIC Severance Multiplier” means (a) in the case of the Company’s Chief Executive Officer, three (3); and (b) in the case of each Executive Officer, two (2). In each case, the CIC Severance Multiplier shall be based upon the title held by the Participant as of the date of the Change in Control; provided, however, that a title reduction pursuant to Section (b) of the “Good Reason” definition shall not be considered for purposes of determining the CIC Severance Multiplier.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.
“Company” means Cousins Properties Incorporated, and any successor thereto.

“Compensation Committee” means the Compensation Committee of the Company’s Board.

“Disability” means that Participant, as a result of a mental or physical condition or illness, is unable to perform the essential functions of the Participant’s position at the Company for any consecutive 180-day period, even with reasonable accommodation, all as reasonably determined by the Compensation Committee, in accordance with Section 409A of the Code.

“Eligible Executive” means: (a) the Company’s Chief Executive Officer; or (b) an Executive Officer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive Officer” means an executive who (a) is employed by the Company or its Subsidiaries, (b) is designated by the Company as an “executive officer” of the Company consistent with 17 CFR 240.3b-7, and (c) is not the Company’s Chief Executive Officer.

Exhibit 10.1
“General Severance Multiplier” means (a) in the case of the Company’s Chief Executive Officer, two (2); and (b) in the case of an Executive Officer, one (1).

“Good Reason” means the occurrence of any of the following events, without the express written consent of the Participant:

(a) the failure of the Company to pay or cause to be paid scheduled installments of the Participant’s Annual Base Salary or other compensation when due;

(b) a material diminution in the Participant’s status, including, title, position, duties, authority or responsibility;
(c) outside of a Change in Control Period, and except with respect to any reduction applicable to similarly situated Executive Officers, a material reduction in the Participant’s Annual Base Salary or Target Annual Bonus, in each case, as in effect for the Participant as of immediately prior to the Effective Date (or as thereafter increased from time to time) or (ii) during a Change in Control Period, any reduction in the Participant’s Base Salary or Target Annual Bonus, in each case, as in effect for the Participant as of immediately prior to the Termination Date or as of immediately prior to the Change in Control Period (whichever is greater);

(d) relocation of a Participant’s principal office location to a location more than thirty-five (35) miles from its location as of immediately prior to such relocation; or

(e) during a Change in Control Period, a reduction in the Participant’s annual equity incentive opportunity as in effect for the Participant as of immediately prior to the Termination Date or as of immediately prior to the Change in Control Period (whichever is greater).

Notwithstanding the foregoing, (1) Good Reason shall not be deemed to exist unless the Participant gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing the applicable clause of this definition within ninety (90) days after the time at which the Participant first becomes aware of the event or condition; and (2) if there exists an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and if the Company does not cure such event or condition within such thirty (30) day period, the Participant shall have thirty (30) days thereafter to give Notice of Termination of employment on account thereof to the Company (with such Notice of Termination specifying a termination date no later than ten (10) days from the date of such Notice of Termination).

“Incentive Plan” means the Cousins Properties Incorporated 2019 Omnibus Incentive Stock Plan, as amended and/or restated from time to time, or any successor shareholder-approved equity incentive plan maintained by the Company.

“Notice of Termination” means a written notice that (a) indicates the specific termination provision in the Plan relied upon, (b) to the extent applicable, sets forth in

Exhibit 10.1
reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall be not more than thirty (30) calendar days after the giving of such notice).

“Other Benefits” has the meaning given to that term in Section 4(g) hereof.

“Participant” has the meaning given to that term in Section 3(a) hereof.

“Participation Agreement” means the latest participation agreement signed by the Company and an Eligible Executive providing for the Eligible Executive’s participation in the Plan.

“Plan” has the meaning given to that term in Section 1(a) hereof.

“Qualified Termination” means any termination of a Participant’s employment: (i) by the Company other than for Cause, Disability or death; or (ii) by a Participant for Good Reason.

“Release” has the meaning given to that term in Section 6 hereof.

“Section 409A” has the meaning give to that term in Section 23(a) hereof.

“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, ownership of more than 50% of the total combined voting power of all classes of stock or comparable interests.

“Target Annual Bonus” means (a) with respect to a Participant whose target annual bonus is expressed as a percentage of Annual Base Salary, the Participant’s target annual bonus under the Company’s annual bonus program in which the Participant is covered; and (b) with respect to a Participant whose target annual bonus is expressed as a fixed target value, the Participant’s fixed target value under the Company’s annual bonus program in which the Participant is covered.

“Termination Date” means: (a) if the Participant’s employment is terminated by the Company or any Affiliate for Cause or due to Disability, or by the Participant for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) calendar days after such notice, as the case may be; (b) if the Participant’s employment is terminated by the Company or an Affiliate other than for Cause or Disability, or if the Participant voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice; or (c) if the Participant’s employment is terminated by reason of death, the date of death of Participant.

“Termination Year” means the fiscal year of the Company in which the Termination Date occurs.

Exhibit 10.1
3.Participation.

(a)Designation of Participants. Each Eligible Executive who (i) receives a Participation Agreement from the Company, and (ii) executes and returns such Participation Agreement to the Company in accordance with the terms of the Participation Agreement shall be a “Participant” in the Plan. For purposes of this Section 3(a), a Participation Agreement shall be deemed delivered by the Eligible Executive and/or the Company by any of the following methods: (A) upon personal delivery, (B) upon being sent by email or posting to a Company portal to which the Eligible Executive has unrestricted access, (C) on the third (3rd) business day after having been mailed, if sent by first class mail, return receipt requested, or (D) upon delivery by email with receipt acknowledged. Notwithstanding the foregoing, an Eligible Executive who is a party to an employment agreement, offer letter or other agreement with the Company and/or any Affiliate that provides for severance benefits (the “Other Severance Rights”) shall not be become a Participant, unless and until (1) such Eligible Executive is designated as a Participant by the Administrator, and (2) the applicable Participation Agreement includes a waiver of all rights to the Other Severance Rights under such employment agreement or offer letter.

(b)Duration of Participation. A Participant shall cease to be a Participant in the Plan if: (i) the Participant ceases to be employed by the Company or an Affiliate, unless such Participant is then entitled to a severance benefit as provided in Section 4(a) hereof; or (ii) subject to Section 18 hereof and except as otherwise provided in a Participant’s Participation Agreement, the Administrator removes the Participant from the Plan by providing notice to the Participant in accordance with Section 17 hereof. Further, except as otherwise provided in a Participant’s Participation Agreement, participation in the Plan is subject to the unilateral right of the Administrator to terminate or amend the Plan in whole or in part as provided in Section 18 hereof. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a severance benefit as provided in Section 4(a) hereof shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under the Plan are subject to all of the terms and conditions of the Plan, including Sections 4(i), 6 and 7 hereof.

(c)No Employment Rights. To the extent permitted by applicable law, participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company or any Affiliate to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

4.Severance Benefits.

(a)Qualified Termination. Subject to compliance with Sections 4(i), 6 and 7 hereof, in the event that a Participant incurs a Qualified Termination or a termination due to death or Disability on or after the Effective Date, the Participant shall be entitled to the compensation and benefits set forth in Sections 4(b), 4(c) and 4(d) hereof (as applicable).

Exhibit 10.1
(b)Termination due to Death or Disability. Subject to Sections 4(i), 6 and 7 hereof, if the Participant’s employment is terminated due to the Participant’s death or Disability, the Participant shall be entitled to the following benefits.

i.Accrued Compensation. The Company shall pay or provide the Accrued Compensation to the Participant or the Participant’s estate. The Accrued Compensation shall be paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law; provided, however, that if any portion of the Accrued Compensation constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such portion of the Accrued Compensation payment shall be paid (A) if such portion corresponds to an annual bonus, at the time that bonuses with respect to such previously completed fiscal year(s) are or otherwise would be paid in accordance with the terms of the applicable plan, and/or (B) if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Accrued Compensation, then in accordance with such election.

ii.Pro-Rated Target Annual Bonus. The Company shall pay to the Participant or the Participant’s estate a pro-rata portion of the Participant’s Target Annual Bonus for the Termination Year. Such pro-rata bonus payout will be equal to (x) the amount of the Target Annual Bonus for the Termination Year multiplied by (y) the percentage of the Termination Year that shall have elapsed through the Termination Date.

iii.Equity Awards. Notwithstanding anything in the Incentive Plan, any sub-plan, or any award agreement to the contrary, each equity award held by the Participant pursuant to the Incentive Plan that (a) is subject solely to a time-based vesting condition, shall accelerate and become 100% vested and exercisable (as applicable); and (b) is subject to performance conditions shall accelerate and become 100% vested in an amount equal to the target number of performance-based restricted stock units. The Participant or the Participant’s estate shall have the greater of (A) ninety (90) days or (B) the period specified in the grant or award, in which to exercise (if applicable) any vested awards; provided, that in no event shall such exercise period be extended past the date the grant or award expires by its terms.

iv.Health Continuation. The Company shall pay to the Participant or the Participant’s estate a cash payment in an amount equal to (x) the full monthly premium charged for coverage under the Company’s group medical plan at Participant’s then current level of coverage as of the date of termination of employment, multiplied by (y) twelve (12), multiplied by (z) 170%, to account for any applicable federal, state and other taxes payable by the Participant or the Participant’s estate with respect to the payment or distribution pursuant to this Section 4(b)(iv). For the avoidance of doubt, such payment is not required to be used by the Participant to purchase medical coverage.

(c)Qualified Termination not in Connection with Change in Control. Subject to Sections 4(i), 6 and 7 hereof, if the Participant’s Qualified Termination occurs outside of the Change in Control Period, the Participant shall be entitled to the following benefits.

Exhibit 10.1
i.Accrued Compensation. The Company shall pay or provide the Accrued Compensation to the Participant. The Accrued Compensation shall be paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law; provided, however, that if any portion of the Accrued Compensation constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such portion of the Accrued Compensation payment shall be paid (A) if such portion corresponds to an annual bonus, at the time that bonuses with respect to such previously completed fiscal year(s) are or otherwise would be paid in accordance with the terms of the applicable plan, and/or (B) if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Accrued Compensation, then in accordance with such election.

ii.Severance Payment. The Company shall pay to the Participant the amount of severance pay equal to (x) the General Severance Multiplier, multiplied by (y) the sum of Participant’s (A) Annual Base Salary, and (B) the Participant’s Average Bonus.

iii.Pro-Rated Target Annual Bonus. The Company shall pay to the Participant a pro-rata portion of the Participant’s Target Annual Bonus for the Termination Year. Such pro-rata bonus payout will be equal to (x) the amount of the Target Annual Bonus for the Termination Year (disregarding any reduction thereto that constitutes Good Reason) multiplied by (y) the percentage of the Termination Year that shall have elapsed through the Termination Date.

iv.Equity Awards. Notwithstanding anything in the Incentive Plan, any sub-plan, or any award agreement to the contrary, each equity award held by the Participant pursuant to the Incentive Plan that (a) is subject solely to a time-based vesting condition, shall accelerate and become 100% vested and exercisable (as applicable); and (b) is subject to performance conditions and Participant had completed at least three years of consecutive service with the Company, a Subsidiary, or an Affiliate, shall become 100% vested in an amount equal to the number of performance-based restricted stock units actually earned based on actual performance for the full applicable performance period, as determined by the Committee at the end of the applicable performance period, and (c) is subject to performance conditions and Participant had completed less than three years of consecutive service with the Company, a Subsidiary, or an Affiliate, a pro-rata portion of the performance-based restricted stock units actually earned shall become vested equal to (x) the amount of performance-based restricted stock units actually earned based on actual performance for the full applicable performance period, as determined by the Committee at the end of the applicable performance period multiplied by (y) the percentage of the vesting period under the award agreement completed through the Termination Date. The Participant shall have the greater of (1) ninety (90) days or (2) the period specified in the grant or award, in which to exercise (if applicable) any vested awards; provided, that in no event shall such exercise period be extended past the date the grant or award expires by its terms.

v.Health Continuation. The Company shall pay to the Participant a cash payment in an amount equal to (w) the full monthly premium charged for coverage under the

Exhibit 10.1
Company’s group medical plan at Participant’s then current level of coverage as of the Qualified Termination, multiplied by (x) twelve (12), multiplied by (y) the General Severance Multiplier, multiplied by (z) 170%, to account for any applicable federal, state and other taxes payable by the Participant or the Participant’s estate with respect to the payment or distribution pursuant to this Section 4(c)(v). For the avoidance of doubt, such payment is not required to be used by the Participant to purchase medical coverage.

(d) Qualified Termination in Connection with Change in Control. Subject to Sections 4(i), 6 and 7 hereof, if the Participant’s Qualified Termination occurs during the Change in Control Period (provided, that each of the Qualified Termination and Change in Control occur on or after the Effective Date), the Participant shall be entitled to the following benefits:

(i)    Accrued Compensation. The Company shall pay or provide the Accrued Compensation to the Participant. The Accrued Compensation shall be paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law; provided, however, that if any portion of the Accrued Compensation constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such portion of the Accrued Compensation payment shall be paid (A) if such portion corresponds to an Annual Bonus, at the time that bonuses with respect to such previously completed fiscal year(s) are or otherwise would be paid in accordance with the terms of the applicable plan, and/or (B) if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Accrued Compensation, then in accordance with such election.

(ii)    Severance Payment. The Company shall pay to the Participant the amount of severance pay equal to (x) the CIC Severance Multiplier, multiplied by (y) the sum of Participant’s (A) Annual Base Salary, and (B) the Participant’s Average Bonus.

(iii) Pro-Rated Target Annual Bonus. The Company shall pay to the Participant a pro-rata portion of the Participant’s Target Annual Bonus for the Termination Year. Such pro-rata bonus payout will be equal to (x) the amount of Target Annual Bonus for the Termination Year or, if greater, as in effect immediately prior to the Change in Control Period (in each case, disregarding any reduction thereto that constitutes Good Reason) multiplied by (y) the percentage of the Termination Year that shall have elapsed through the Termination Date.

(iv) Equity Awards. Notwithstanding anything in the Incentive Plan, any sub-plan, or any award agreement to the contrary, each equity award held by the Participant pursuant to the Incentive Plan that (a) is subject solely to a time-based vesting condition (including any performance-based vesting equity award that is converted into a time-based vesting equity award upon the occurrence of a Change in Control in accordance with Section 5) shall accelerate and become 100% vested and exercisable (as applicable) and (b) vests based on the attainment of performance goals which remain applicable as of the Termination Date (because such award was granted after the Change in Control such that Section 5 does not apply) shall remain outstanding and shall vest or be forfeited in

Exhibit 10.1
accordance with the terms of the applicable award agreement. The Participant shall have the greater of (1) ninety (90) days or (2) the period specified in the grant or award, in which to exercise (if applicable) any vested awards; provided, that in no event shall such exercise period be extended past the date the grant or award expires by its terms.

(v) Health Continuation. The Company shall pay to the Participant a cash payment in an amount equal to (w) the full monthly premium charged for coverage under the Company’s group medical plan at Participant’s then current level of coverage as of the Qualified Termination, multiplied by (x) twelve (12), multiplied by (y) the CIC Severance Multiplier, multiplied by (z) 170%, to account for any applicable federal, state and other taxes payable by the Participant or the Participant’s estate with respect to the payment or distribution pursuant to this Section 4(d)(v). For the avoidance of doubt, such payment is not required to be used by the Participant to purchase medical coverage.

(e) Termination in Anticipation of a Change in Control. Subject to Sections 4(i), 6 and 7 hereof, Participant shall be treated under this Section 4 as if the Participant experienced Qualified Termination during the Change in Control Period if:

(i) Participant’s employment is terminated in a Qualified Termination; and

(ii) Such termination is effected or such resignation is effective at any time during the sixty (60) day period which ends on the date of a Change in Control.

(f) Severance Payment Date. Any severance and benefits payable pursuant to Sections 4(b)(ii) and (iv) and Sections 4(c)(ii), (iii) and (v) hereof will be paid in a lump sum cash payment on the first payroll date following the date on which the Release has become effective and irrevocable, less all applicable taxes and withholdings; provided, however, that the Release has become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Termination Date.

(g) Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his or her beneficiary or estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which the Participant is entitled under Part 6 of Subtitle B of Title I of ERISA (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Termination Date.

(h) Other Terminations. If a Participant’s employment is terminated for Cause or as a result of Participant’s voluntarily resignation without Good Reason, then the Company shall pay or provide to the Participant only: (i) the Other Benefits, and (ii) the Accrued Compensation, paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law, provided, that, any portion of the Accrued Compensation that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be paid (A)

Exhibit 10.1
if such portion corresponds to an annual bonus, at the time that bonuses with respect to such previously completed fiscal year(s) are or otherwise would be paid in accordance with the terms of the applicable plan, and/or (B) if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Accrued Compensation, then in accordance with such election.

(i) Notice of Termination. Any termination by the Company for Cause or by Participant for Good Reason shall be communicated by Notice of Termination to the Participant or to the Company, as applicable, in accordance with Section 17 hereof. The failure by the Company or the Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable, shall not waive any right of the Company or the Participant hereunder or preclude the Company or the Participant from asserting such fact or circumstance in enforcing the Company’s or the Participant’s rights hereunder.

(j) Resignation from All Positions. Notwithstanding any other provision of the Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all officer and director positions that he or she may hold with the Company and its Affiliates. As a condition of receiving any severance benefits under the Plan, each Participant shall execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.

5. Performance-Based Awards. Notwithstanding anything in the Incentive Plan, any sub-plan, or any award agreement to the contrary, upon the occurrence of a Change in Control, each performance-based vesting equity award held by a Participant pursuant to the Incentive Plan shall automatically convert to a time-based vesting equity award relating to a number of shares of Company common stock equal to (a) the target number of shares underlying such award immediately prior to the Change in Control, multiplied by (b) the greater of (i) the actual level of achievement of the applicable performance goals as of the most recent practicable date prior to the Change in Control, extrapolated through the end of the performance period, as determined by the Administrator prior to the Change in Control and (ii) the target level of achievement of the applicable performance goals. Such converted time-based vesting equity award shall remain subject to the time-based vesting conditions applicable to such award under the applicable award agreement, except as otherwise provided in Section 4(d)(iv).

6. Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance payment or benefit under Sections 4(b)(ii)-(iv), Sections 4(c)(ii)-(v) or Sections 4(d)(ii)-(v) hereof, unless: (a) the Participant first executes and timely delivers to the Company after the Termination Date a fully executed general release of claims in favor of the Company, its Affiliates and their respective officers and directors, including a covenant not to compete, substantially in the form attached hereto as Annex A (the “Release”); (b) the Participant does not timely revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms on or before the sixtieth (60th) day following the Termination Date; provided, however, that to the extent that any severance payment or benefit is deferred compensation under Section 409A, and is not otherwise exempt from the application of Section 409A, then, if the period during which the Participant may consider and sign the Release

Exhibit 10.1
spans two (2) calendar years, the severance payment or benefit will not begin until the second (2nd) calendar year. In addition, if a Participant materially breaches any of the material terms of the Release, then the Participant shall not be eligible for any further severance payment or benefits and may be required to repay any severance payments or benefits already paid to the Participant pursuant to the Plan.

7. Protective Covenants. As a condition to becoming a Participant hereunder and in consideration of opportunity to receive the severance payments and benefits payable to a Participant under Sections 4(b)(ii)-(iv), Sections 4(c)(ii)-(v) or Sections 4(d)(ii)-(v) hereof, which the Participant acknowledges, in combination with the Participant’s access to the Company’s goodwill and trade secrets, are good and valuable consideration, the Participant shall be required to agree to the protective covenants set forth in the Participation Agreement. If a Participant materially violates any of the material provisions of the Participation Agreement, such Participant shall immediately forfeit his right to receive any severance payment or benefits, the Company shall have no further obligation to make any payment of severance payments or benefits to such Participant, and such Participant shall be obligated to repay severance payments or benefits already paid to the Participant pursuant to the Plan to the maximum extent permitted by applicable law.

8. No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

9. Effect on Other Plans, Agreements and Benefits.

(a)Relation to Other Benefits. Unless otherwise provided herein, nothing in the Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company and/or its Affiliates for which the Participant may qualify, nor, except as explicitly set forth in the Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company and/or its Affiliates. Any economic or other benefit to a Participant under the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Company and/or its Affiliates (except to the extent provided otherwise in any such plan with respect to Accrued Compensation).

(b)Non-Duplication. Notwithstanding the foregoing provisions of Section 9(a) hereof, any severance benefits received by a Participant pursuant to the Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company and/or its Affiliates (other than a stock option, restricted stock, share or unit, performance share or unit, long-term transition incentive award, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, as a condition of participating in the Plan, each Participant who is a party to an offer letter, employment agreement or other contract that otherwise would provide for severance benefits acknowledges and agrees that the severance benefits payable under the Plan shall be in lieu of and in full substitution for (and not in duplication of), any right to severance benefits under any such employment

Exhibit 10.1
agreement or offer letter with the Company and/or its Affiliates. In addition, while no Participant shall be entitled to receive severance payments under both Sections 4(b) and 4(c) of the Plan for the same Qualified Termination and in the event a Participant’s Qualified Termination occurs within the Change in Control Period, such Participant shall be entitled to the higher severance payments provided for in Section 4(d) of the Plan.

10. Certain Tax Matters. In the event it shall be determined that any payment or distribution by the Company and/or its Affiliates to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to the Participant after reducing the Participant’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to the Participant without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments made pursuant to Section 4(d)(ii) of the Plan, then to the payments made pursuant to Section 4(d)(iii) of the Plan, then to the payments made pursuant to Section 4(d)(iv) of the Plan and then to any other payment that triggers such Excise Tax in the following order: (a) reduction of cash payments, (b) cancellation of accelerated vesting of equity awards (based on the reverse order of the date of grant), and (c) reduction of any other payments due to the Participant (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Participant shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by a nationally recognized accounting or valuation firm selected by the Administrator prior to the relevant Change in Control.

11. Administration.

(a)The Administrator shall have all powers and duties reasonably necessary to fulfill its responsibilities, including, but not limited to, the reasonable discretion to interpret, construe, and apply the provisions of this Plan, to determine all questions relating to eligibility for benefits under this Plan, and to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of discretion hereunder to the Administrator.

12. Claims for Benefits.

(a)Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan must file his or her claim in writing with the Administrator.

(b)Review of a Claim. The Administrator shall, within ninety (90) calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than one hundred eighty (180) calendar days after such receipt), send a written

Exhibit 10.1
notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.

(c)Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Administrator within sixty (60) calendar days after receipt of such denial. Such Participant or beneficiary (or his or her duly authorized legal representative) may, upon written request to the Administrator, (i) review any documents pertinent to his or her claim, and (ii) submit, in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 12(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d)Review of a Claim on Appeal. Within sixty (60) calendar days after receipt of a written appeal (unless the Administrator determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) calendar days after such receipt), the Administrator shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include: (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

(e)Time for Filing an Action. A Participant must bring any action under Section 502(a) of ERISA within one-year of the date the Participant’s claim is denied on appeal under Section 12(d).

13. Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator, the Company and/or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

14. Successors.
(a)Company Successors. The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the

Exhibit 10.1
Plan if no succession had taken place. The Company shall require any such successor to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.

15. Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

16. Withholding. The Company and/or its Affiliates may withhold from any amounts payable under the Plan all federal, state, city or other taxes as the Company and/or its Affiliates are required to withhold pursuant to any law or government regulation or ruling.

17. Notices. Any notice provided for in the Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Company. Notices to the Company should be sent to Cousins Properties Incorporated Attn: Corporate Secretary 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802 with copy to Cousins Properties Incorporated Attn: Human Resources 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802. Notice and communications shall be effective (a) on the date of delivery, if delivered by hand, (b) on the first business day following the date of dispatch, if delivered utilizing overnight courier, or (c) three (3) business days after having been mailed, if sent by first class mail.

18. Amendments; Termination. The Administrator expressly reserves the universal right to amend, modify, terminate or discontinue the Plan at any time; provided, however, that (a) no amendment or termination of, or discontinuance of participation in, the Plan will decrease the amount of any severance pay or benefits awarded but not yet fully paid to a Participant prior to the date of such amendment or termination without the written consent of the Participant, (b) no such amendment, modification, termination or discontinuation that would impair the rights of a Participant shall be effective unless: (i) such amendment, modification, termination or discontinuance is approved by at least two-thirds of the independent members of the Board; (ii) the Participant is provided no less than ten (10) days’ notice prior to such approval; and (iii) such amendment, modification, termination or discontinuance does not become effective until the twelve (12) month anniversary of the date approved by two-thirds of the independent members of the Board, unless the affected Participant provides advance written consent to such amendment, modification, termination or discontinuance. In addition, during a Change in Control Period or otherwise in connection with or in anticipation of a Change in Control, the Company may not amend, modify, terminate or discontinue the Plan in any manner that would adversely affect the

Exhibit 10.1
rights of any Participant under the Plan, unless the Participant provides advance written consent to such amendment modification, termination or discontinuance.

19. Governing Law. The Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of Georgia, without regard to conflicts of law principles.

20. Legal Fee Reimbursement during a Change in Control Period. Solely during, or with respect to, a Change in Control Period, the Company agrees to pay as incurred (within ten business days following the Company’s receipt of an invoice from the Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant, the Participant’s estate or others during, or with respect to, a Change in Control Period of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest (regardless of the outcome) by the Participant about the amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment to which the Participant or the Participant’s estate is ultimately determined to be entitled at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code based on the rate in effect for the month in which such legal fees and expenses were incurred.

21. Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but the Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

22. Headings. Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

23. Section 409A.
(a)In General. Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a twenty percent (20%) additional income tax. It is the Company’s intent that the Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under the Plan are intended to qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A to the maximum extent possible. Each installment of any taxable benefits or payments provided under the Plan is intended to be treated as a separate payment for purposes of Section 409A. To the extent that Section 409A is applicable to any taxable benefit or payment, and if a Participant is a “specified employee” as determined by the Company in accordance with Section 409A, then notwithstanding any provision in the Plan to the contrary and to the extent required to

Exhibit 10.1
comply with Section 409A, all such amounts that would otherwise be paid or provided to such Participant during the first six (6) months following the Termination Date shall instead be accumulated through and paid or provided (without interest) on the first (1st) business day following the six (6)-month anniversary of the Termination Date. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(b)Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are deferred compensation subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company and/or its Affiliates as an employee or consultant, and for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

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Exhibit 10.1
COUSINS PROPERTIES INCORPORATED EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) under the Cousins Properties Incorporated Executive Severance Plan (the “Plan”) is made on _______, by and between Cousins Properties Incorporated (the “Company”) and _______ (the “Executive”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

WHEREAS, the Company adopted the Plan to attract and retain qualified executives and to provide severance benefits to executives on certain terminations of employment.

WHEREAS, Executive has been designated by the Administrator as an Eligible Executive for purposes of the Plan.

NOW, THEREFORE, the parties agree as follows:

1. Eligibility. Upon Executive signature below, Executive is hereby designated as a Participant in the Plan. In consideration of Executive’s designation as a Participant in the Plan, Executive agrees to the promises and covenants contained in this Agreement and the Plan, including but not limited to, that the Plan’s benefits and Executive’s access to the Company’s goodwill and trade secrets are good and valuable consideration in exchange for the covenants provided herein.

2. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

(a) “Confidential Information” shall mean any confidential and proprietary non-public information concerning the business of the Company that is or has been disclosed to Executive or of which Executive became aware as a consequence of Executive’s relationship with the Company and which has value to the Company and is not generally known to the Company’s competitors, including its financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. “Confidential Information” may include, but is not limited to: (i) information about the Company’s employees, customers, clients, tenants, buyers and/or sellers; and (ii) the terms and conditions of this Agreement and the Plan. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure was made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(b) “Protective Covenants” shall mean those covenants set forth in Paragraphs 3, 4 and 5 of this Agreement.

(c)“Trade Secrets” shall mean any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from

Exhibit 10.1
not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

3. Confidentiality.

Executive agrees that Executive will not (without the prior written consent of the Company) directly or indirectly use, copy, disclose or otherwise distribute to any other person or entity: (i) any Confidential Information for so long as such information remains Confidential Information, or (ii) any Trade Secret at any time such information constitutes a trade secret under applicable law. Executive shall promptly return to the Company all documents and items in Executive’s possession or control which contain any Confidential Information or Trade Secrets. Executive further agrees that if Executive is questioned about information subject to this Agreement by anyone not authorized to receive such information, Executive will promptly notify Executive’s former supervisor or an officer of the Company.

Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Securities Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”) or to make other disclosures or engage in activities that are protected under the whistleblower provisions of federal, state or local law, rule or regulation. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Governmental Agencies or otherwise participate, testify, or fully cooperate in any investigation or proceeding that may be conducted by any Governmental Agencies, including providing documents or other information, without notice to or approval from the Company or any Affiliate thereof and without risk of being held liable by the Company for liquidated damages or other financial penalties. This Agreement does not impact or limit Executive’s eligibility to receive or accept an award by the U.S. Securities and Exchange Commission or other relief in connection with protected whistleblower activity, including for information provided to any Governmental Agencies.

4. Non-Solicitation.

(a) Executive agrees and covenants that during Executive’s employment with the Company or any Affiliate and for one year after the termination of Executive’s employment, Executive shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company’s customers with whom Executive has material contact during Executive’s employment for purposes of providing development, acquisition, financing, management, leasing and sale of commercial office properties.

(b) For purposes of this Agreement, the term “material contact” shall mean contact between Executive and each customer or potential customer (1) with whom Executive dealt on behalf of the Company, (2) whose dealings with the Company were coordinated or supervised by Executive, (3) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company or (4) who receives products or services authorized by the Company, the sale or possession of which results or resulted in compensation, commissions, or earnings for Executive, in the case of

Exhibit 10.1
each of clauses (1) through (4), within two (2) years prior to the termination date of Executive’s employment.

5. Non-Recruitment of Employees.

Executive covenants and agrees during Executive’s employment with the Company or any Affiliate and for one year after the termination of Executive’s employment, Executive will not (without the prior written consent of the Company) directly or indirectly solicit or attempt to solicit any employee of the Company with whom Executive had direct personal contact during Executive’s employment with the Company to terminate or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee and the Company.

6. Acknowledgments.

(a) Executive hereby acknowledges and agrees that the Protective Covenants are reasonable as to time, scope and territory given the Company’s need to protect its business, personnel, Trade Secrets and Confidential Information. Executive acknowledges and represents that Executive has substantial experience and knowledge and that Executive can readily obtain subsequent employment without violating the Protective Covenants. In the event any of the Protective Covenants shall be determined by any court having proper jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(b) Executive acknowledges and agrees that during Executive’s employment with the Company Executive has and will continue to have access to Confidential Information and Trade Secrets and that unauthorized or improper use or disclosure by Executive of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the Company. Executive acknowledges that an important part of Executive’s duties have been and will continue to be to advance the business of the Company by directly or through the supervision of others, developing and maintaining substantial relationships with prospective or existing customers, patients, vendors or clients of the Company and/or developing and maintaining the goodwill of the Company associated with an (1) ongoing business, commercial or professional practice, including but not limited to a trade name, trademarks, service marks, or trade dues, or (2) a specific geographic location, or (3) a specific marketing or trade area. Executive acknowledges that Executive has and will continue to be provided extensive/specialized training as a part of Executive’s employment.

(c) Executive acknowledges and agrees that during Executive’s employment with the Company, Executive has and will continue to in the course of Executive’s employment customarily and regularly solicit for the Company customers or prospective customers and/or customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others, and/or perform each of the following duties: (1) have the primary duty of managing the business in which the Executive is employed or of a

Exhibit 10.1
customarily recognized department of subdivision thereof; (2) customarily and regularly direct the work of two or more employees; and (3) have the authority to hire or fire other employees or have particular weight given to Executive’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees and/or by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships, (1) gain a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson or (2) a high level of influence or credibility with the Company’s customers, vendors, or other business relationships and/or be intimately involved in the planning for or direction of the business of the Company or a defined unit of the business of the Company and/or obtain selective or specialized skills, knowledge, abilities, or customer contacts or information. Executive and the Company recognize, acknowledge and agree that Executive’s primary duties for the Company have and will continue to be the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor.
7. Specific Performance.

Executive acknowledges and agrees that any breach of the Protective Covenants by Executive will cause irreparable damage to the Company, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, under the Plan, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the Protective Covenants by Executive. The existence of any claim or cause of action by Executive against the Company, including any dispute relating to the termination of the Plan, shall not constitute a defense to enforcement of any of the Protective Covenants by injunction.

8. Indemnification.

Executive hereby indemnifies and agrees to defend and hold harmless the Company and its employees, officers, directors, agents, representatives, affiliates and independent contractors from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys’ fees), settlements, suits, actions, expenses, liabilities and claims of any kind caused by or resulting from any breach of this Agreement by Executive.

9. Construction.

The Protective Covenants shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any one of the Protective Covenants shall be found unenforceable, it shall be severed and the remaining Protective Covenants enforced in accordance with the tenor thereof.

Exhibit 10.1
10. Miscellaneous.

(a) Assignment. Executive shall not assign this Agreement, in whole or in part, without the prior written consent of the Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. The Company may assign this Protective Covenant Agreement to any of its subsidiaries or affiliates or to its successor following a Change in Control.

(b) Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

(c) Survival. This Agreement and all covenants and agreements made herein shall survive the execution and delivery hereof.

(d) Amendment and Termination. This Agreement, including all exhibits, may be amended or terminated only by a writing executed by the parties hereto.

(e) Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent not preempted by federal law, disregarding any provision of law which would require the application of the law of another state. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or having deemed to have, structured or drafted such provision.

(f) Headings. The section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. Except as otherwise expressly provided herein, all notices, requests, comments and other communications under this Agreement shall be in writing and shall be deemed to be given when delivered personally or mailed first class, registered or certified mail, postage prepaid, in any case, addressed as follows:

(i) If to Executive:

_________________________
_________________________
_________________________

(ii) If to the Company:

Cousins Properties Incorporated
3344 Peachtree Road, Suite 1800
Atlanta, GA 30326
Attention: Corporate Secretary

Exhibit 10.1
With a copy to:

Cousins Properties Incorporated
3344 Peachtree Road, Suite 1800
Atlanta, GA 30326
Attention: Human Resources

(h) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(i) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions hereof shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(j) No Waiver. No waiver by any party hereto of any breach by any party of any condition or provision contained herein shall be deemed a waiver of any other condition or provision hereof. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(k) Attorneys’ Fees and Costs. Should Executive or the Company be required to commence an action in any court of competent jurisdiction to enforce this Agreement, such party shall be entitled to recover its attorneys’ fees and costs, to the extent that such party is the prevailing party.

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Exhibit 10.1

IN WITNESS WHEREOF the parties hereto have executed this Agreement to be effective as of the day and year first above written.

“Company”
COUSINS PROPERTIES INCORPORATED

By:
Name:
Title:

“Executive”

____________________________________

Name: